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                                                                       EXHIBIT 5
                         [Mays & Valentine Letterhead]
                               September 14, 1995
Cadmus Communications Corporation
6620 West Broad Street, Suite 500
Richmond, Virginia 23230
Ladies and Gentlemen:
    We have reviewed the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you (the "Company") with the Securities and Exchange Commission today, covering a maximum of 1,725,000 shares of Common Stock of the Company ($.50 par value) (the "Shares") to be sold to a syndicate of underwriters to be co-managed by J.P. Morgan Securities Inc. and Interstate/Johnson Lane Corporation (the "Underwriters") pursuant to the Underwriting Agreement to be entered into between the Company and the Underwriters (the "Underwriting Agreement"). The Shares include Preferred Stock Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the certificates representing the Shares. Of the maximum number of Shares being registered, up to 225,000 shares may be purchased by the Underwriters pursuant to the exercise of an over-allotment option upon the terms provided for in the Underwriting Agreement.
    We have examined the Company's Articles of Incorporation, Bylaws and all amendments thereto and such other records and documents as we consider necessary for the purpose of this opinion.
    It is our opinion that:
    (1) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with full power and authority to carry on the business in which it is now engaged.
    (2) The Shares will be, when sold to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, legally issued, fully paid and nonassessable.
    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our name therein under the caption "Legal Matters" in the prospectus contained therein.
                                      Sincerely,
                                      MAYS & VALENTINE
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